First Quarter 2006 Earnings Release Conference Call on 5/5/06

Ronald M. DeFeo, Chairman and CEO, Terex Corporation speaking:

Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Gelston, Director, Investor of Relations and Financial Planning and Analysis; Jon Carter, our Controller; and on the phone also is Colin Robertson, Executive Vice President of Operations; Chris Ragot for Roadbuilding and Utilities; Bob Wilkerson for Aerial Work Platforms; and Steve Filipov for Terex Cranes, to assist with questions possibly later in the call.

As is my custom I plan to make some overview remarks about the quarter, then Phil will get into the details of the performance with a review of the company overall and by segment. Then I will come back and highlight some operating activities and take your questions. Please limit yourself to one question and a follow-up so everyone that has an interest can be accommodated.

A replay of this call will be available shortly after the conclusion of the call and can be accessed until Friday, May 12, 2006 at 5:00 p.m., Eastern Time. To access the replay, please call 800-642-1687 or for international parties the number is 706-645-9291 and enter conference id #8800254.

So now let me begin -

Terex completed a very satisfying first quarter. Yes, the overall performance was excellent, but we firmly believe that the opportunities to continue to improve remain very significant. We are pleased with the progress as revenues grew faster than we thought at 21%, margins were better than planned and 3.4 percentage points above last year on an OP basis, and the EPS at $1.57 was positive compared with $0.59 of a year ago. Good performance. A couple more engines of performance kicked in with our Cranes business making a big move, as well as the Materials Processing and Mining business improving significantly. And, of course, the performance of the AWP segment was spectacular. Nevertheless, Construction, which is now excluding our Crushing and Screening businesses, stands out as a problem, and the businesses that we have identified as non-core operations within our Roadbuilding and Utility segments were meaningfully below last year although the Roadbuilding and Utility businesses themselves had a nice turnaround and improved performance.

What is more satisfying to me, however, is that we are making progress building the foundation of an operating company out of this historical acquisitions company. The growth we have experienced has been almost all internal and the focus has been on building capability around the Terex Business System implementation. I am sure this process would be faster if we did not have the positive problems of long backlogs and rapid growth. On the leadership front, more than 25% of the Company’s top 400 people are new to Terex in the past 12 months. We are securing leaders that are new to the industry and come with many great experiences. We have assembled a talent pool of lean process expertise that the author of the book “the Toyota Way” told me personally is exceeded only at a small handful of companies. But on a scale of 1-10 with 1 the beginning and 10 being fully implemented we are about a 2 in my view. Our entire leadership team will go through a full week Kaizan event later this month as we get top level training and we plan another event later this year.

This is a serious initiative and not another “corporate program” and experience has shown that unless the senior team actually does Kaizan events and gets their hands dirty in an operation working to eliminate waste, the lean implementation process either won’t work or will not get culturally adapted. We are also just starting to get serious about an ERP implementation, also just beginning to leverage purchasing, and are just starting to examine our logistics and material movement processes from a corporate point of view. All and all, a lot more to do.

And on the front end of our business we are beginning to get real customer data, as well as market share and pricing data, and we are beginning to do distribution and channel planning that can help ensure that our franchises continue to build irrespective of the economic environment. The market environment currently is robust and we expect it to stay this way for a while, however growth rates should moderate. We would expect absolute volume to continue to remain strong in the coming 12-18 months on many or if not most of our products. On other products we are still early in the cycle. Overall the revenue side of Terex has a strong outlook with a tremendous backlog up 36% from a year ago at $2.1 Billion.

Now let me turn it over to Phil for a detailed review and commentary. Phil...

Phil Widman, Senior Vice President and Chief Financial Officer, Terex Corporation speaking:

Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller disclosure of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

On this call, we will be focusing on our first quarter 2006 performance. We will not be updating 2005 figures until completion of our review and audit process which is in its final stages.

For the first quarter, we reported net income of $80.6 million or $1.57 per share compared to net income of $29.9 million, or $.59 per share in the first quarter of 2005. The estimated effective tax rate for the current quarter is 35% compared to an effective rate of 36.7% in the comparable 2005 period. First quarter 2006 net sales increased 21% to $1 billion 750 million, compared to $1 billion 451 million in the comparable 2005 period as we continue to see the favorable impact of recovering markets and our internal efforts to improve manufacturing throughput. Foreign exchange impact had an approximately 3% negative impact on net sales.

Gross profit increased to $316 million for the first quarter of 2006 from $206 million, with gross margin improving from 14.2% to 18.1% reflecting the impact of increased volume and pricing actions, dampened somewhat by the impact of material cost increases.

S, G & A expenses increased to $171 million from $135 million for the first quarter of 2005. This results in a level of 9.8% of sales, and increased from 9.3% in 2005. The increased rate is mainly due to equity and long term compensation programs, including options expense, offset by leverage from the additional volume.

First quarter income from operations, increased by 103%, to $145.5 million from $71.5 million in the comparable period for 2005. Our operating margin increased to 8.3% from 4.9% in 2005. This represents an incremental operating margin improvement of roughly 25% on the volume change.

A few comments on the individual segment performance:

The Construction operating performance was relatively flat with the prior year, with operating margin decreasing to 1% from 2.1% in the prior year period. The scrap handler business performance was the main reason for the decline after being a strong contributor to results in the prior year. With the introduction of several new products, expansion of opportunities in China, sourcing strategies and improvements in operational efficiencies, we are more optimistic on the performance of the Construction segment during the remainder of 2006.

The Cranes segment performance was excellent across all parts of the business, but particularly satisfying was the success at working through some of the production inefficiencies in our North American operations, continued strong demand in the tower crane business, and realization of the benefit of pricing and sourcing initiatives in our German operations. Operating margin improved to 7.1% from 1.7% in the prior year. You will recall that we had a strike in our Waverly, Iowa operation last year, which negatively impacted our performance in that period.

The Aerial Work Platforms segment performance represents the realization of pricing structure actions, volume leverage and broad based volume increases in non- aerial products lines, in particular the telehandler products, which experienced a year over year volume increase in excess of 65%. We also experienced increasing demand from European markets. This performance was partially reduced by component cost pressures that continue to require additional diligence to mitigate their effect on future performance.

The Materials Processing and Mining segment performance, as reconfigured to include all crushing and screening product lines, generated 10.8% operating margin. This represents an incremental margin of 33%. We expect continued strong demand in this segment with commodity prices at the current levels.

The Roadbuilding, Utility and Other segment performance was relatively flat year over year with operating margin down from 5.2% to 4.5%, however, this is mainly due to the reduced performance of the non-core operations in this segment as their income from operations declined by approximately $4 million over the prior year period, and we were encouraged to see improvement in the Utility as well as Roadbuilding operations, both in demand and margin improvement driven by pricing and operational initiatives.

You will note in our release we have indicated the level of Corporate unallocated costs have increased year over year by approximately $14 million. The main components of this increase include:

•

Increased equity based benefit costs of approximately $9 million resulting from our inability to make certain grants in 2005 due to our delayed SEC filings, coupled with the increase in the Company’s stock price since we communicated the proposed equity grants for 2005.

•	Stock option expense of approximately $3 million.
•	The final year of the Company’s Long Term Incentive Plan which resulted in an increase of $3 million for the first quarter over 2005.

As previously disclosed we would expect more than half of these costs to be unique to 2006.

Moving on to a few comments on capital structure.

Our net debt increased in the quarter by $45 million to $615 million from the end of 2005, however decreasing by $257 million in the last twelve months. We made a $16 million acquisition during the first quarter within the Mining segment. Net debt to total capitalization for the first quarter is approximately 33%, down from 44% in first quarter 2005.

Given the continued strong demand, working capital has increased on a dollar basis, however, we ended the first quarter with working capital as a percentage of first quarter annualized sales of approximately 19% compared to 21% in the first quarter of 2005. We continue to strive for a level of 15% for this metric by the end of the year which would provide cash flow in excess of our prior guidance.

As we have previously indicated, our debt reduction plans include calling the 10-3/8% senior sub notes, once we have brought our financial statements current and solidified a new revolving credit agreement. Our operating cash flow projections for the year, in excess of $350 million, will continue to be driven by the growth in profitability as tempered by moderate working capital expansion. We have continued to use return on invested capital as a key measure of our overall progress, achieving approximately 24% for the twelve months ended March 31, 2006, well on our way to achieving our prior guidance for 2006 at 27%.

Our weighted average interest rate on total debt was 8.2% for the first quarter up from 7.4% for the comparable 2005 period.

With that I’ll turn it back to Ron.

Ronald M. DeFeo, Chairman and CEO speaking:

Thank you Phil. I would like to spend a couple of minutes on the segments.

First, Construction. The new 40 and 35-ton articulated trucks have been introduced and initial production has just started. I think it is a great new product for us. As I have stated before, we have an underdeveloped share in the larger size classes and think this new product with meaningful power, transmission and breaking system improvements represents a best in class product improvement for us. Obviously when you are introducing a new product like this you are not shipping any of the old model and we are getting ready for the introduction in the second half of the year although it is in production today. Furthermore, we are in the start up phases of the new crawler excavator product in Germany, as well as a new wheel loader and we’ve just introduced a new motor grader to our European line. The Atlas part of our excavator business has been a drag on our earnings performance. It is a factory that historically has had some challenges. It has a cost structure that we feel is a little higher than it should be. We are looking to China to get some sourcing, long term, to get that cost down, but simultaneously introducing a high quality design crawler excavator that will be a critical part of our future here. For our entire construction business, that is an integral product.

We anticipate a much stronger second quarter and a positive second half in the construction business. With that being said, this part of our business needs a lot of work. We have currency and cost issues as well as distribution weaknesses in various markets. I think we have a need to make some further product modifications; also to tailor certain products for certain markets. The scrap handler market seemed to pull back in the first quarter, but recently we have seen an encouraging order pick up in the Fuchs business. All and all, the construction business is a big opportunity for us, although the first quarter was a challenge.

Turning to the Crane business, it has now turned the corner. The leadership changes initiated in 2005 are resulting in significant process improvements in our North American operations. The team is strong and getting stronger. We have dramatically higher backlogs and production rates are following, but at a level that the supply base can absorb. Step by step we are achieving sustainable change in North America and I am proud of the progress this team has had.

In Europe, our Tower Crane businesses produced another strong quarter on both revenues and margins and the outlook is very positive. While revenue in our Terex PPM France operation had a slight pull back, operating profits were good, and prospects look good today on revenue for this operation also. Terex Demag is really benefiting from big projects in China, the Middle East and Africa. The lattice crane market has been strong and we are now really seeing the benefits of having the Terex Demag franchise be part of the Terex Crane business overall. We expect continued revenue and margin gains in this segment.

The Terex AWP segment had a spectacular quarter and the near term prognosis remains equally buoyant. We do not have enough visibility yet to the fourth quarter which is traditionally a weak quarter as this is a seasonal issue more than anything else. However, European demand has noticeably increased in recent days. In 2005, we had an exceptional fourth quarter and it is still too early to know if this will be repeated. A strong fourth quarter probably results in Terex achieving the upper end of our guidance. This business is hitting on all cylinders and the requirement for product is significant - not only AWPs, but telehandlers is an important product area today as well as construction trailers and the Light Construction products as well. We are pleased with the Margin of 17.4% but recognize that suppliers are already after us for increases later this year and next year. We have benefited from pricing which we were late on last year and obviously volume absorption.

The Materials Processing and Mining segment is showing excellent progress. Revenues were up 21% and the operating margin was nearly 11%. The backlog here did not include the $150 million China order as this was taken in the second quarter and is for delivery in 2007. The Crushing and Screening businesses continues to perform well across the board and the Mining business remains exceptionally strong with no near-term end in sight. Commodity prices are high and our products’ sizes and drills are right in the heart of this opportunity.

Lastly, while the Roadbuilding and Utility business looked like it had a down quarter year over year, I am actually quite positive about what I see with these businesses. The performance challenges took place mostly in the non-core Tatra and ATC operations, as Phil mentioned, whereas the core businesses actually had nice performance improvement versus last year and the backlog has come up meaningfully. Progress is promising here.

Now, a couple of words about the outlook that Phil has covered somewhat and the Capital structure. We are in a good spot and I am bullish about the company. We will get our 2005 numbers filed soon and within a reasonably short period of time complete the 10Q for the first quarter of 2006. This has been an exhausting effort on our financial team but through the process we have built a better company. The quality of talent that now calls Terex home is dramatically up from a year ago and there is no comparison with two years ago. This of course has to be put in the context of significant revenue increases and the fact that growth requires upgrading.

Having said this we have had a lot of expenses in 2006 that Phil has explained a good portion of which will not be repeated in 2007. We will take our revenue outlook up from the previous guidance which was a range from $6.7 to $7.1 billion to a range now of $7.2 to $7.6 billion or a 12-19% increase in overall revenue up from 2005. As you know we have also taken our EPS range up to $6.40-$6.80 or a 60-70% increase. Our margin rates are on the rise, benefiting from our pricing actions and volume. Our ROIC is a very respectable number and achieving 27% or greater this year will be a major breakthrough for us. This kind of performance as well as the implementation of the TBS, recruitment of additional talent, and a significantly strengthened balance sheet we feel delivers good value to our owners. At this point in time I am not ready to establish any further longer term goals, because I want to see the past stretch goals we established be brought to conclusion. I am generally positive about what our outlook is, over the next several years, not really just because of the number but because of the capability that I see developing in the enterprise. I hope you can see some of that enthusiasm in our team. Thanks for your interest; now I would like to open it up to questions...

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976